Exhibit 99.1

	CONTACT:	Loren K. Jensen
Chief Financial Officer
TUESDAY MORNING
CORPORATION
972/934-7299

FOR IMMEDIATE RELEASE

Laurey Peat
LAUREY PEAT + ASSOCIATES
214/871-8787

TUESDAY MORNING CORPORATION POSTS 2005

ANNUAL SALES INCREASE OF 3.8%

DALLAS, TX — January 5, 2006 — Tuesday Morning Corporation (NASDAQ: TUES) today reported that net sales for its fourth quarter ended December 31, 2005 were $335.2 million compared to $332.4 million in the fourth quarter of 2004. For the fiscal year ended December 31, 2005, sales increased 3.8% to $931.8 million compared to $897.8 million in 2004. Comparable store sales were down 5.3% for the fourth quarter of 2005 and were down 4.0% for the fiscal year 2005.

“We did not choose to aggressively drive sales at all costs in the fourth quarter, even though the retail environment was highly promotional.  Average transaction increased over 3% in the fourth quarter, however traffic levels were lower than anticipated,” stated Kathleen Mason, President and Chief Executive Officer. “Our economic model continues to generate an excellent return on investment, and I am confident in our ability to generate increased sales and profits in the future.  We are debt free with a solid cash position at December 31, 2005.”

Based on the fourth quarter sales results, the Company currently expects earnings in the fourth quarter of 2005 to be approximately $0.84 per diluted share. Earnings per diluted share were $0.88 for the fourth quarter of 2004.  For fiscal year 2005, the Company currently expects earnings to be approximately $1.45 per diluted share. Excluding the $0.06 per diluted share lease accounting charge recorded in the first quarter of 2005, diluted earnings for fiscal 2005 would have been approximately $1.51 per share.  Earnings per diluted share were $1.50 for fiscal 2004.

Tuesday Morning management will review fourth quarter and fiscal year 2005 financial results in a teleconference call on February 23, 2006 at 10:00 a.m. Eastern Time. The Company will release fourth quarter and annual results prior to the call.

About Tuesday Morning

Tuesday Morning is the leading closeout retailer of upscale, decorative home accessories and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 732 stores in 46 states during periodic “sale events.” Tuesday Morning is nationally known for bringing its more than 7.5 million loyal customers a treasure hunt of high-end, first quality, brand name merchandise at prices 50% to 80% below department and specialty stores and catalogues.

This press release contains forward-looking statements, within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections.  Words such as “ can,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: the success of new store openings, competitive factors, access to merchandise and unanticipated changes in consumer demand and economic trends, as well as other risks detailed in the company’s filings with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K.  The Company undertakes no obligation to revise the forward-looking statements contained therein to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

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